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                                                                    Exhibit 4.21

                       CRUDE OIL MUTUAL SUPPLY FRAMEWORK
                            AGREEMENT FOR YEAR 2002

                                     BETWEEN




                           PETROCHINA COMPANY LIMITED

                                       AND

                         CHINA PETROCHEMICAL CORPORATION


                                     BEIJING
                                  JANUARY 2002
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            CRUDE OIL MUTUAL SUPPLY FRAMEWORK AGREEMENT FOR YEAR 2002


         PetroChina Company Limited ("PetroChina") and China Petrochemical Corporation ("Sinopec"), following friendly consultations and on the basis of equality, have reached this Agreement (this "Agreement") on mutual supply of crude oil in the year of 2002.

I.       QUANTITIES AND VARIETIES OF CRUDE OIL TO BE SUPPLIED HEREUNDER

         1. In 2002, PetroChina shall supply Sinopec with 14.45 million tons of domestic onshore crude oil, including 9.5 million tons of oil produced at the Daqing Oil Region, 1.25 million tons of oil produced at the Jizhong Oil Region, 1.15 million tons of oil produced at the Dagang Oil Region, 550 thousand tons of oil produced at the Jidong Oil Region, 900 thousand tons of oil produced at the Changqing Oil Region and 1.10 million tons of oil produced at the Tarim Basin Oil Region.

         2. In 2002, Sinopec shall supply PetroChina with 700 thousand tons of domestic onshore crude oil, including 400 thousand tons produced at the Shengli Oil Region and 300 thousand tons produced at the Tahe Oil Region.

         3. The Parties shall, in principle, make available crude oil of the above supply and take delivery thereof on an evenly distributed basis. The quarterly mutual supply of crude oil may be adjusted as necessary by mutual agreement thereon and in light of the availability of crude oil resources, price and the State's macro-economic planning requirements.

II.      QUALITY OF CRUDE OIL

         Matters with respect to the quality of the crude oil to be supplied hereunder shall be handled pursuant to applicable provisions of SY7513-88 Technical Conditions of Crude Oil at Wellhead. PetroChina hereby acknowledges SinoPec's requirement that quality of crude oil produced at Tarim Basin Oil Region shall remain substantially even.

III. QUARTERLY SUPPLY AGREEMENTS; SALES AND PURCHASE CONTRACTS ON AN ENTERPRISE-BY-ENTERPRISE BASIS

         Quarterly supply agreements shall be entered into between PetroChina Natural Gas & Pipeline Company and Production and Management Department of Sinopec. After the quarterly plans have been made known to their respective subsidiaries, PetroChina's regional companies (including its oil fields, refineries and pipeline companies) and Sinopec's subsidiaries (including its oil fields and refineries) will enter into specific sales and purchase contracts. The total quantities and varieties of crude oil to be supplied under such contracts shall be consistent with those specified under the above quarterly supply agreements.

IV.      ADDITIONAL PROVISIONS

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         1.       Payment of the price of crude oil to be supplied hereunder shall be made on a timely basis and pursuant to principles agreed upon by the Parties. In case of any default thereof, the Parties shall cooperate with each other in seeking a solution thereto.

         2. Where any change occurs to this Agreement in the performance hereof, it shall be resolved by the Parties through consultations.



PLANNING DEPARTMENT,                          PRODUCTION MANAGEMENT DEPARTMENT,
PETROCHINA COMPANY LIMITED                    CHINA PETROCHEMICAL CORPORATION

By:   s/Wang Guoliang                         By:   s/Zhou Zhikui

Date: January 30, 2002                        Date: January 30, 2002

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          CRUDE OIL MUTUAL SUPPLY SUPPLEMENTARY AGREEMENT FOR YEAR 2002


         PetroChina Company Limited ("PetroChina") and China Petrochemical Corporation ("Sinopec"), following friendly consultations and on the basis of the mutual understanding reached by and between high-ranking officers of both Parties and the Crude Oil Mutual Supply Framework Agreement ("Framework Agreement") have reached this Supplementary Agreement ("Supplementary Agreement") on an additional mutual supply of crude oil in the year of 2002.

I. In 2002, PetroChina shall supply Sinopec with an additional 800 thousand tons of domestic onshore crude oil, which makes the aggregate of its oil supply for year 2002 reach 15.25 million tons, including an additional 300 thousand tons of oil from Tarim Basin Oil Region which makes the aggregate of oil supply from Tarim Basin Oil Region reach 1.4 million tons, an additional of 200 thousand tons of oil from Changqing Oil Region which makes the aggregate of oil supply from Changqing Oil Region reach 1.10 million of tons and an additional of 300 thousand tons of oil from Daqing Oil Region which makes the aggregate of oil supply from Daqing Oil Region reach 9.8 million tons (among which, 7 million tons are supplied to Beijing Yanshan PetroChemical Co., Ltd.) while varieties and quantities of crude oil supply from any other oil regions as contemplated under the Framework Agreement shall remain the same.

II. In 2002, Sinopec shall supply PetroChina with an additional 100 thousand tons of domestic onshore crude oil produced at the Tahe Oil Region which makes the aggregate of oil supply from Tahe Oil Region reach 400 thousand tons.

III. The Parties shall, in principle, make available crude oil of the supply so increased as contemplated hereunder and take delivery thereof on an evenly distributed basis after execution of this Supplementary Agreement. In case of any change occurring to the Framework Agreement and this Supplementary Agreement in the quarterly performance thereof, it shall be resolved by the Parties through consultations.


PLANNING DEPARTMENT,                        PRODUCTION MANAGEMENT DEPARTMENT,
PETROCHINA COMPANY LIMITED                  CHINA PETROCHEMICAL CORPORATION


By:   s/ Wu Mei                             By:   s/Zhu Jianmin

Date: March 25, 2002                        Date: March 25, 2002